Consent of Independent Auditors

The financial statements of Diversified Opportunity, Inc. as of December 31, 2020, and for the period from inception of July 2, 2020 to December 31, 2020, included in Summary of Financial Information section of the Offering Circular included within an Offering Statement filed with the Securities and Exchange Commission pursuant to Regulation A, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Offering Circular of our report, dated November 2, 2021, on our audit of the financial statements of Diversified Opportunity, Inc.

Boise, Idaho November 19, 2021